Exhibit 99.1(a)
Q3 2017 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation third quarter 2017 financial results recording. The date of this recording is October 16, 2017. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Executive Vice President and Chief Financial Officer.
The Celanese Corporation third quarter 2017 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will provide some recent highlights and review our third quarter results. Chris Jensen will then comment on our cash flow, balance sheet, and taxes. On the earnings call tomorrow morning, Mark, Chris and Scott Sutton will be available to answer questions. I'd like to turn it over to Mark now.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thank you Surabhi, and welcome everyone listening in today.
Before sharing our financial results, let me briefly discuss Hurricane Harvey and how it affected our operations this quarter. While the hurricane brought unprecedented disruption to the Texas Coast, we were encouraged to see the strength with which the impacted communities responded. Specific to Celanese, all three of our Texas sites, Clear Lake, Bay City, and Bishop, were directly affected and were temporarily shut down. Emergency protocols were followed throughout with ample precaution taken. We are appreciative of the steps taken by our teams and civic response organizations to keep everyone safe. There was no significant damage to the production facilities, and all units were safely restarted within days of the storm. The bigger challenge faced was the interruption to raw material supply and the inability to ship finished goods as a complex and interdependent Gulf Coast supply chain struggled to recover from the storm and flooding. Our supply chain teams have worked tirelessly to arrange alternative logistics for material movement to minimize disruption and speed recovery. Outside agencies like the Corp of Engineers are still at work on the Colorado River removing debris that has prevented barge traffic service to our Bay City plant. Hurricane outages worsened by flood and transportation restrictions led to a Force Majeure in VAM for the Americas. We incurred $11 million of fixed overhead, clean-up, and restart related costs in the quarter. We also calculate lost sales opportunity and higher costs associated with contingency plans to be roughly $20-$30 million of segment income in the quarter. It took extraordinary supply chain and commercial actions to overcome these headwinds and deliver, what I believe, are very strong results in the third quarter.
Regarding actions needed to gain approval and create the tow joint venture with Blackstone, announced in June, we continue to make good progress. As a reminder, the proposed JV will establish a European-based company solely dedicated to serving the cellulose acetate market with multiple manufacturing locations across the globe. The unique arrangement will unlock about $1.6 billion of cash which will be deployed to grow earnings at Celanese. In the last few months, we have filed for regulatory approval in all six jurisdictions and have already received approval in Mexico. We anticipate that the European Commission will continue to assess the tow JV over the coming months under the terms of the EU Merger Regulation, with a final decision potentially in the spring of 2018. While that work is underway we are internally focused on all the carve-out activities necessary for the joint venture.
Moving on now to our consolidated results for the third quarter of 2017. Net sales rose 18 percent year over year to $1.6 billion supporting GAAP earnings of $1.68 per share and adjusted earnings of $1.93 per share. Adjusted earnings per share came in at 16 percent above the level last year, great results considering that a large portion of our Americas capacity was affected by Hurricane Harvey and its aftermath. The Acetyl Chain's agility and global supply network really came through to help us reduce the impact from the hurricane. Advanced Engineered Materials also had to overcome volume loss from the hurricane while continuing to roll out project commercializations including many from the newly acquired polymer platforms. In the third quarter, we returned $262 million of cash to investors, of which $200 million went to share repurchases and $62 million to dividends.
The Acetyl Chain [core] income of $157 million in the third quarter improved 44 percent compared to the same quarter in 2016. Entering the second half of the year, we were positioning for an improved environment for the acetyls business and saw an overall uplift in that period before the storm. Hurricane Harvey directly impacted the US Gulf Coast acetyls industry but also caused ripple effects around the world. Our acetyls team swiftly executed contingency plans to mitigate headwinds from the hurricane and also capture commercial offsets outside the US. Segment income margin for Acetyl Intermediates was an all-time high of 19.6 percent, that's a 530 basis point improvement year over year primarily driven by acetic acid pricing in Asia while gains in volumes outside the US were offset by disruption due to Hurricane Harvey.

Materials Solutions registered record net sales of $730 million in the third quarter driven by growth in Advanced Engineered Materials that outpaced the decline in Consumer Specialties. Segment income in AEM increased 16 percent year over year to $147 million on net sales of $543 million, both records. A double-digit volume increase over the third quarter of 2016 was driven by the recent SO.F.TER. and Nilit acquisitions, growth in new projects, and robust demand in Asia. A strong need for AEM's customer-centric solutions is expected to sustain high single-digit organic growth in volume going forward. Segment income margin for AEM was 770 basis points lower year over year with the assimilation of Nilit and SO.F.TER. Margins for the acquired polymers will improve gradually as they are integrated into the commercial pipeline and as synergies materialize. Margin was also negatively impacted by indirect costs from Hurricane Harvey that affected our POM and GUR units in Bishop, Texas. In the third quarter, 585 projects were commercialized, that's roughly 67% more than in the third quarter of 2016, setting us up to deliver more than 2,100 projects for the full year. Customers recognize our ability to support them in material selection, development, part design, and testing to help reduce development complexity. Further, our expansive polymer portfolio offers a wide range of functionalized grades that can be tailored to offer characteristics beyond those of the base polymer providing customers complete solution packaging. These segment attributes in combination with our willingness to participate in projects both large and small, create a repetitive loop of customer engagement that we believe helps Celanese be the supplier of choice.
Let me now walk you through an example that underlines the importance of a broad portfolio. We recently completed a project with a major manufacturer of hand tools who was focused on designing more durable and ergonomic hammers. We paired different materials from each of our two recent acquisitions to develop an optimal solution specific to this customer design. The handle of the hammer produced from Celanese's functionalized nylon, acquired through Nilit, provides greater impact resistance, strength, and consistency in properties than previous materials used. The handle is then overmolded with a soft touch grip which is produced from Celanese thermoplastic elastomers, acquired in the SO.F.TER. transaction. The grip adheres to the nylon very effectively and improves ergonomic and aesthetic features. Celanese's product technology also eliminates steps from the tool manufacturer's production process thereby reducing costs and time. Our ability to offer differentiated and targeted solutions has been enhanced by the recent platform acquisitions, and now combined with our pipeline management model allows us to pursue new initiatives to enhance AEM's earnings growth.
In Consumer Specialties, segment income in the third quarter was $79 million, with segment income margin of 42.2 percent, 140 basis points lower year over year. Tow price and volume declined in the quarter versus the third quarter of 2016 due to lower industry utilization rates we previously discussed. Segment income was similar to the second quarter of 2017 and should be in the same range for the fourth quarter.
Affiliate earnings in Materials Solutions were $71 million for the quarter, an 18 percent increase year over year driven by Ibn Sina. Contributions from the China acetate tow ventures were in the same range as the third quarter of 2016.
We are now shifting our focus and planning to 2018 where we expect many of the drivers that supported growth in 2017 to further accelerate. Given advancements in our project pipeline management system, which includes both organic and recently acquired polymers, we expect to commercialize nearly 3,000 projects next year. M&A and base business volume growth will add incrementally to our results as will an increase in our economic interest in Ibn Sina from the POM production facility, which successfully started up in the third quarter of 2017. Offsetting some of these gains in AEM are several planned site turnarounds. Considering these factors, we believe AEM should grow adjusted earnings per share by 50-60 cents over this year's performance.  Looking at the Acetyl Chain we expect commercial momentum to create additional value uplift as incremental demand improves across end-uses, asset utilization improves year over year and we capture some additional base business volume. Considering these factors, we believe the Acetyl Chain should grow adjusted earnings per share by 35-45 cents over this year's performance. We expect Consumer Specialties to be relatively stable versus 2017 contemporary earnings as most of the disruption from reduced imports into China is behind us. The tow JV, upon regulatory approval, should be neutral from an earnings per share perspective with the increase in interest roughly offset by share buy backs of approximately $800 million. All other cost increases to support growth will be in the range of 15 cents per share of earnings. Rolling all these factors together we expect to deliver an additional 70-90 cents of earnings over this year's performance for an adjusted earnings growth range of 9-13 percent in 2018. These estimates include about $50 million of net productivity, which is lower than our recent run-rate as we strategically invest in talent and resources to fuel growth. Be mindful that these estimates represent an early read based on initial projections. We will share a more complete and updated view of our 2018 performance plans in January and our path to double digit earnings growth and shareholder value creation.
Closing with a few comments on year end. Through 2017, we have faced sharp swings in raw material pricing and availability, a very significant "50 year" turnaround in acetyls, a trough in tow earnings, a major hurricane with unprecedented flooding across Texas, and most recently earthquakes in Mexico. Despite these challenges, we have consistently delivered strong results. The capability, responsiveness and will of our organization to successfully employ our business models across the cores has been the foundation of our success. In the fourth quarter we expect sustained improvements in the Acetyl Chain to continue and we are positioned to capture value in that elevated environment. Advanced Engineered Materials will continue to expand its rich pipeline of projects while integration of Nilit and SO.F.TER. will also contribute to growth. Further, AEM has purposefully balanced its product and regional mix to dampen the impact of year-end seasonality.  Given where we stand today, and considering typical fourth quarter surprises, we are confident in our ability to grow adjusted earnings per share year over year to the higher end of the 9-11 percent range for 2017.
With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Executive Vice President and Chief Financial Officer
Thanks Mark.
Before reviewing the cash flow results, let me touch on two significant pre-tax items in the third quarter of 2017 that account for most of the difference between our GAAP results and adjusted numbers. Like Mark discussed, Hurricane Harvey affected all three of our facilities in the Texas Gulf Coast to varying degrees. While there was no significant damage to assets, we did incur fixed overhead, clean-up, and restart costs of about $11 million at these sites. We do not believe this event will have a significant financial impact beyond what we have already seen. Also, in line with our Advanced Engineered Materials growth strategy, there are costs of roughly $10 million associated with our acquisitions and preparation for the tow JV.
Now on cash flow. Operating cash flow in the third quarter was $255 million and free cash flow was $181 million. For the year, free cash flow is tracking closer to $800 million versus our prior guidance of $850 million driven primarily by increases in working capital from revenue growth. Capex was $64 million and should remain in the $250-300 million range for the year, including the recently completed de-bottlenecking efforts at multiple AEM units. We returned $262 million of cash to shareholders through $200 million of share repurchases and $62 million in dividends for the quarter. Repurchases in the third quarter bring us to our target of $500 million for the current year and we don't expect additional repurchases unless they are opportunistic or relate to the tow JV. We continue to anticipate cash generation of approximately $4.6 billion and an additional $1.6 billion from the pending acetate tow JV, over the five-year period ending 2020.
In the third quarter, segment loss in Other Activities was higher sequentially and year over year at $38 million, as we thoughtfully ramp up resources to drive growth at Celanese. This investment in strengthening our talent pool to support organic growth and develop expertise in acquisitions and integration should keep Other Activities at these higher levels.

On taxes, the effective US GAAP tax rate for the third quarter of 2017 was 20 percent compared to 5 percent in the third quarter of 2016. The higher effective tax rate was mainly driven by a favorable audit settlement that occurred in 2016 but did not repeat in 2017. Net cash income taxes paid were $39 million in the quarter, $4 million lower year over year. The tax rate for adjusted EPS was 16 percent versus 17 percent in the same quarter last year.
This concludes our prepared remarks and we look forward to discussing our results and answering your questions Tuesday morning on the earnings call.
Thank you.

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